Exhibit 3.1

AMENDMENT TO

RICHARDSON ELECTRONICS, LTD.

AMENDED AND RESTATED BY-LAWS

This AMENDMENT TO RICHARDSON ELECTRONICS, LTD. (the “Corporation”) AMENDED AND RESTATED BY-LAWS (the “Amendment”) was approved by the Board of Directors of the Corporation and made effective as of August 1, 2007.

WITNESSETH:

The Amended and Restated By-Laws of the Corporation (the “By-Laws”) were effective July 17, 2006. The Board of Directors of the Corporation amended the By-Laws, effective as of August 1, 2007, as set forth below:

1.         Amendment. Section 1. of ARTICLE V of the By-Laws is deleted in its entirety and replaced with the following:

“SECTION 1. CERTIFICATES OF STOCK.— The shares of the corporation shall be represented by certificates, provided, however, that the Board may provide by resolution that some or all of any classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the foregoing, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares shall be entitled to have a certificate, in any form approved by the Board, signed by the Chairman of the Board or the President or a Vice President of the corporation and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the corporation, and shall bear the corporate seal of the corporation. If the certificate is countersigned by a transfer agent or registrar other than the corporation or its employee, any other signature and the corporate seal appearing on certificates of stock may be facsimile, engraved or printed. In case any such officer, transfer agent or registrar who has signed or whose facsimile signature appears on any such certificate shall have ceased to be such officer, transfer agent or registrar before the certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent or registrar had not ceased to be such officer, transfer agent or registrar at the date of its issue. Every holder of uncertificated shares shall be entitled to receive a statement of holdings as evidence of share ownership.”

2.         Defined Terms. Capitalized terms used in the Amendment and not defined therein shall have the meanings ascribed to them in the By-Laws.

3.         Effect of Amendment. All provisions of the By-Laws not amended, replaced or modified by the Amendment shall remain in full force and effect as set forth in the By-Laws.